Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Milestone Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	2019 Equity Incentive Plan (Common shares, no par value per share)	Other	2,361,440	(2)	$3.78	(4)	$8,926,243.20	(4)	$110.20 per $1,000,000	$983.68
Equity	2019 Employee Share Purchase Plan (Common shares, no par value per share)	Other	342,860	(3)	$3.78	(4)	$1,296,010.80	(4)	$110.20 per $1,000,000	$142.82
Total Offering Amount							$10,222,254.00	(4)		$1,126.50
Total Fee Offsets										—
Net Fee Due										$1,126.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares that become issuable under the above-named plans by reason of any share dividend, share split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Milestone Pharmaceuticals Inc.’s (the “Registrant”) outstanding common shares, no par value per share (the “Common Shares”).

(2)	Represents (i) 1,361,440 Common Shares that were automatically added to the shares authorized for issuance under the Milestone Pharmaceuticals Inc. 2019 Equity Incentive Plan (the “2019 EIP”) on January 1, 2023 pursuant to an “evergreen” provision contained in the 2019 Plan and (ii) 1,000,000 additional Common Shares that stockholders of the Registrant approved to be added to the reserve for the 2019 EIP on July 5, 2022 pursuant to an amendment to the 2019 EIP.

(3)	Represents Common Shares that were automatically added to the shares authorized for issuance under the Milestone Pharmaceuticals Inc. 2019 Employee Share Purchase Plan (the “2019 ESPP”) on January 1, 2023 pursuant to an “evergreen” provision contained in the 2019 ESPP.

(4)	Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on April 27, 2023.